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                                                                     EXHIBIT 3.4

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BARNEY'S, INC.

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                            Under Section 807 of the
                            Business Corporation Law
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                  I, Thomas C. Shull, being the president of BARNEY'S, INC., in accordance with Section 807 of the Business Corporation Law, do hereby certify that:

                  1. The name of the corporation is BARNEY'S, INC., and that the name under which said corporation was formed was BARNEY'S CLOTHES, INC.

                  2. The Certificate of Incorporation was filed by the Department of State of the State of New York on the 27th day of May, 1927.

                  3. The Certificate of Incorporation is amended to effect amendments authorized by the Business Corporation Law of the State of New York, as follows:

                  a. to amend Article Third to provide that (i) the corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock and (ii) any class or series of stock that has only such voting rights as are mandated by the Business Corporation Law of the State of New York shall be deemed to be nonvoting stock subject to the restrictions of such Article Third, as amended hereby.

                  b. to amend Article Fourth to change the address to which the Secretary of State shall mail a copy of process against the corporation served upon him is 575 Fifth Avenue, New York, New York, 10017.

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                  4.       The text of the Certificate of Incorporation is
hereby restated as amended to read as follows:

                  "FIRST: The name of the corporation is BARNEY'S, INC.

                  SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or any other body without such consent or approval first being obtained.

                  THIRD: The total number of shares of capital stock which the corporation shall have authority to issue is 465,000 shares, of which 400,000 shares shall be shares of Preferred Stock of the par value of $100.00 each, 50,000 shares shall be shares of Prior Preferred Stock of the par value of $100.00 each, and 15,000 shares shall be shares of Common Stock of the par value of $20.00 each, amounting in the aggregate to 45,300,000. The corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. For purposes of this Article, any class or series of stock that has only such voting rights as are mandated by the Business Corporation Law of the State of New York shall be deemed to be nonvoting stock subject to the restrictions of this paragraph.

                  FOURTH: The office of the corporation shall be located in the Borough of Manhattan, City, County and State of New York; The Department of State of the State of New York is designated as the agent of the corporation upon whom process against the corporation may be served and the address to which the Secretary of State shall mail a

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copy of process against the corporation served upon him is 575 Fifth Avenue, New
York, New York, 10017.

                  FIFTH: The duration of the corporation shall be perpetual.

                  SIXTH: The number of directors of the corporation shall not be less than three nor more than seven, as prescribed from time to time by the By-laws of the corporation. Directors of the corporation need not be stockholders and each director shall continue in office until his term shall expire and his successor shall be duly elected and qualify or until his death, resignation or removal.

                  The Corporation shall, by virtue of Sections 721 and 722 of the Business Corporation Law, indemnify and hold harmless any officer and/or director made a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employees benefit plan or other enterprise, joint venture, trust, employees benefit plan or other enterprise, not opposed to, the best interests of the Corporation and,

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in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. In an action by or in the right of the Corporation to procure a judgment in its favor, against any person, such officer and/or director shall be indemnified and held harmless as set forth above, except that there shall be no indemnification in respect of (i) a threatened action, or pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court in which the action was brought, or, if no action was brought, any Court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for-such portion of the settlement amount and expenses as the Court deems proper."

                  5. This Amended and Restated Certificate of Incorporation has been authorized by the Board of Directors followed by the unanimous written consent of the holders of all outstanding shares of the corporation.

                  IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under penalties of perjury, as of this 28th day of January, 1999.

                                                         /s/ Thomas C. Shull
                                                         -----------------------
                                                         Name: Thomas C. Shull
                                                         Title: President

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